                                                                    Exhibit 21.1

                            CFC International, Inc.

                                 SUBSIDIARIES


 .    CFC Management, Inc.

 .    CFC International, Ltd. (U.K.)

 .    CFC Northern Bank Note Company, LLC

 .    CFC Europe GmbH

 .    CFC Oeserwerk GmbH

 .    CFC Oeser France SARL